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                                                                  EXHIBIT No. 12

                  CITIZENS UTILITIES COMPANY AND SUBSIDIARIES

      Statement Showing Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)

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                                 Year Ended
                              December 31, 1993
                             ------------------
                                  PRO
                                FORMA    ACTUAL
                             --------  --------
A.   Net income per
     Consolidated
     Statement of
     Income                  $151,724  $125,630

B.   Taxes based on
     income or profits       $ 77,656  $ 52,298

C.   Earnings, before
     income taxes
     (A + B)                 $229,380  $177,928

D.   Fixed charges           $ 68,165  $ 40,984

E.   Earnings before
     income taxes and
     fixed charges (C + D)   $297,545  $218,912


F.   Ratio of Pre-tax
     Income to
     Net income (C / A)          1.51      1.42


G.   Ratio of
     Earnings to Fixed
     charges (E / D)             4.37      5.34
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